Exhibit (a)(1)(A)
Offer to Purchase for Cash
by
 OCEANPAL INC.
of
any and all outstanding shares of its 7.0% Series D Cumulative Convertible Perpetual Preferred Stock
at a Purchase Price of $1,400 per share, plus accrued and unpaid dividends
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
AT 5:00 P.M., EASTERN TIME, ON JANUARY 8, 2026
UNLESS THE OFFER IS EXTENDED.
OceanPal Inc., a Marshall Islands corporation (the “Company,” “we,” or “us”), is offering to purchase any and all outstanding shares of its 7.0% Series D Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share, with a $1,000 liquidation preference per share, (the “Series D Preferred Shares” or the “shares”), at a price of $1,400 per share, plus Accrued Dividends (as defined below), upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”).  As of the date hereof, there are 19,408 Series D Preferred Shares (representing $19,408,000 in aggregate liquidation preference) issued and outstanding.
As used in this Offer to Purchase, “Accrued Dividends” means, for each $1,000 liquidation preference of the Series D Preferred Shares, accrued and unpaid dividends from and including October 15th, 2025 (which is the most recent dividend payment date with respect to such Series D Preferred Shares) up to, but not including, the Settlement Date (as defined herein), assuming for the purposes of the Offer that a dividend for such Series D Preferred Shares had in fact been declared during such period.
The Offer is not conditioned upon the receipt of financing or any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.
Our Board of Directors has unanimously approved the Offer. However, neither the Company, nor its Board of Directors, the Depositary or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to, do so. See Section 10.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

IMPORTANT
If you desire to tender all or any portion of your shares, you should:
(1) if you hold Series D Preferred Shares in your own name, complete and sign the Letter of Transmittal in accordance with the instructions to the Letter of Transmittal, indicate on the Letter of Transmittal the number of Series D Preferred Shares you wish to tender, have your signature on the Letter of Transmittal guaranteed if Instruction 1 to the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal, together with any other required documents, to the Depositary (as defined herein), at one of its addresses shown on the Letter of Transmittal, or
(2) if you have shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee if you desire to tender those shares and request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you.
If you tender your Series D Preferred Shares without indicating the number of Series D Preferred Shares you wish to tender, it will be assumed that you are tendering all Series D Preferred Shares owned by you.
Questions and requests for assistance may be directed to Georgeson LLC, the Information Agent for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase or the related Letter of Transmittal may be directed to the Information Agent.
The Offer does not constitute an offer to buy or the solicitation of an offer to sell shares in any circumstance or jurisdiction in which such offer or solicitation is unlawful.
We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

TABLE OF CONTENTS
SUMMARY TERM SHEET
CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
INTRODUCTION
THE OFFER
1.	Terms of the Offer
2.	Purpose of the Offer; Certain Effects of the Offer; Other Plans
3.	Procedures for Tendering Shares
4.	Withdrawal Rights
5.	Purchase of Shares and Payment of Purchase Price
6.	Conditions of the Offer
7.	Price Range of the Shares
8.	Source and Amount of Funds
9.	Information About OceanPal Inc.
10.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares
11.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act
12.	Legal Matters; Regulatory Approvals
13.	Certain Material U.S. Federal Income Tax Consequences of the Offer.
14.	Extension of the Offer; Termination; Amendment
15.	Fees and Expenses
16.	Miscellaneous

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our” or “us.” We refer to the shares of our common stock as the “shares.” This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.
•	Who is offering to purchase my shares?
OceanPal Inc.
•	What is the Company offering to purchase?
We are offering to purchase any and all outstanding of our 7.0% Series D Cumulative Convertible Perpetual Preferred Stock, par value $0.01 with a $1,000 liquidation preference (the “Series D Preferred Shares” or the “shares”). See Section 1.
•	What will the purchase price for the shares be and what will be the form of payment?
We are offering to purchase any and all outstanding shares of our Series D Preferred Shares, at a price of $1,400 per share, plus Accrued Dividends, less any applicable withholding taxes and without interest.
If your shares are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.
•	What happens if less than all shares are tendered?
The Offer is not conditioned on any minimum number of shares being tendered. If less than all of the shares are properly tendered, subject to the conditions of the Offer, we will purchase all shares that are properly tendered and not properly withdrawn.
•	How will the Company pay for the shares?
Assuming that all of the outstanding shares are tendered in the Offer at the purchase price of $1,400 per share, the aggregate purchase price will be approximately $27.2 million. We anticipate that we will pay for the shares tendered in the Offer from funds available from cash and cash equivalents.
•	How long do I have to tender my shares? Can the Offer be extended, amended or terminated?
You may tender your shares until the Offer expires. The Offer will expire at the end of the day, 5:00 P.M., Eastern Time, on January 8th, 2026 (the “Expiration Time”), unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline.
We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 14. We cannot assure you that we will extend the Offer or indicate the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can amend the Offer in our sole discretion at any time prior to the Expiration Time (as defined herein). We can also terminate the Offer prior to the Expiration Time if the conditions set forth in Section 6 are not met. See Sections 6 and 14.

•	How will I be notified if the Company extends the Offer or amends the terms of the Offer?
If we extend the Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.
•	What is the purpose of the Offer?
On November 25, 2025, our Board of Directors unanimously approved a tender offer for any and all outstanding Series D Preferred Shares, which we may accept for payment in the Offer, subject to certain limitations and legal requirements. Our Board of Directors has determined that the Offer is a prudent use of our available cash from operations and other financial resources and delivers value to our shareholders. Our Board of Directors has also determined that a cash tender offer is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders who do not participate in the offer to share in a higher portion of our future potential.
•	What are the significant conditions to the Offer?
Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived, including, but not limited to:
•
No legal action shall have been instituted, threatened, or been pending that challenges the Offer or seeks to impose limitations on our ability (or that of any affiliate of ours) to acquire or hold or to exercise full rights of ownership of the shares.

•	No commencement or escalation of war, armed hostilities or other similar national or international calamity, shall have occurred during the Offer.
•
We shall have determined that there is not a reasonable likelihood that the consummation of the Offer and the purchase of shares pursuant to the Offer will cause our common stock to be subject to delisting from Nasdaq (this determination shall be made by us).

The Offer is subject to a number of other conditions described in greater detail in Section 6.
•	How do I tender my shares?
If you want to tender all or part of your shares, you must do one of the following before the end of the day, 5:00 P.M., Eastern Time, on January 8th, 2026, or any later time and date to which the Offer may be extended:
•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you.
•
If you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

•	Once I have tendered shares in the Offer, can I withdraw my tender?
Yes. You may withdraw any shares you have tendered at any time before the end of the day, 5:00 P.M., Eastern Time, on January 8th, 2026, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. See Section 4.
•	How do I withdraw shares I previously tendered?
To withdraw shares, your written notice of withdrawal with the required information must be received by the Depositary while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary. See Section 4. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.
•	Has the Company or its Board of Directors adopted a position on the Offer?
Our Board of Directors has unanimously approved the Offer. Neither the Company nor its Board of Directors, the Depositary or the Information Agent is making any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
•	Do the directors or executive officers of the Company intend to tender their shares in the Offer?
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation, to do so. See Section 10.
•	If I decide not to tender, how will the Offer affect my shares?
Any shares not tendered or otherwise not purchased pursuant to the Offer will remain outstanding. We have no obligation to accept shares that are not validly tendered before the Expiration Date. If the Offer settles, then the number of Series D Preferred Shares that remain outstanding will be reduced.. See Section 2.
•	When will the Company pay for the shares I tender?
We will pay for all validly tendered and not validly withdrawn Series D Preferred Shares that are accepted for purchase promptly after the expiration of the Offer. See Section 5.
•	Will I have to pay brokerage commissions if I tender my shares?
If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 3.

•	What are the U.S. federal income tax consequences if I tender my shares?
Generally, if you are a U.S. Holder (as defined in Section 13), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender in the Offer. The receipt of cash for your tendered shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution in respect of stock from the Company. See Section 13. If you are not a U.S. Holder, you will not be subject to U.S. income or withholding taxes on payments received pursuant to the Offer, unless such gross proceeds are effectively connected with the conduct by you of a trade or business within the United States. Along with your Letter of Transmittal, you are asked to submit the IRS Form W-9 or applicable version of IRS Form W-8 included with the Letter of Transmittal. Any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 24% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer, unless such shareholder establishes that such shareholder is within the class of persons that is exempt from backup withholding (including certain corporations and certain foreign individuals and entities). All shareholders should review the discussion in Section 13 regarding tax issues and consult their tax advisor with respect to the tax effects of a tender of shares.
•	Does the Company intend to repurchase any shares other than pursuant to the Offer during or after the Offer?
On November 25, 2025, our Board of Directors unanimously approved the Offer. Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the Offer, until at least 10 business days after the Expiration Time. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Offer expires. See Section 9. For the avoidance of doubt, as of the date of this Offer to Purchase, we have no present intention or authority (from our Board of Directors) to conduct any further tender offers for our Series D Preferred Shares or to repurchase any of our Series D Preferred Shares outside of the Offer, whether through a Rule 10b-18 purchase plan or otherwise. Based on future market conditions both for our common stock and the dry bulk industry as well as our future cash position, we may evaluate and determine to seek to purchase additional shares in the future.
•	To whom can I talk if I have questions?
If you have any questions regarding the Offer, please contact Georgeson LLC, the Information Agent for the Offer, (866) 486-7610 or 1 (631) 302-5187. Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. Forward-looking statements include, but are not limited to, statements concerning plans, objectives, goals, strategies, future events or performance, underlying assumptions and other statements, which are other than statements of historical fact.
This Offer to Purchase, including any documents incorporated by reference or deemed incorporated by reference, and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results. When used in this document, the words “believe”, “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “will,” “may,” “should,” “expect,” “targets,” “likely,” “would,” “could,” “seeks,” “continue,” “possible,” “might,” “pending,” and similar expressions, terms or phrases may identify forward-looking statements.
The forward-looking statements in this Offer to Purchase are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.
Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause our actual results to differ materially from those contemplated.
In addition to these important factors and matters discussed elsewhere herein, including under the heading “Risk Factors,” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024 filed on April 15, 2025 (the “2024 Annual Report”), and in the documents incorporated by reference herein important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to:
•	the strength of world economies;
•	fluctuations in currencies, interest rates and inflationary pressures;
•
market conditions and trends, including volatility in charter rates for our vessels, factors affecting supply and demand for dry bulk commodities as well as oil and oil-related products, fluctuating vessel values, and opportunities for the profitable operations of dry bulk carriers and tankers;

•	changes in the supply of vessels, including when caused by new newbuilding vessel orders or changes to or terminations of existing orders, and vessel scrapping levels;
•	changes in worldwide oil production;
•	changes in our operating and capitalized expenses, including bunker prices, crew costs, dry-docking, costs associated with regulatory compliance, and insurance costs;
•	our future operating or financial results;
•	changes in our ability to continue as a going concern;
•
general domestic and international political conditions or labor disruptions, including “trade wars”, such as the armed conflicts in the Ukraine and the Middle East, acts of piracy or maritime aggression or other hostilities, such as recent maritime incidents involving vessels in and around the Red Sea, global public health threats and major outbreaks of diseases;

•	the impact of port or canal congestion or disruptions;
•	impacts of outbreaks of global or regional epidemic and pandemic diseases on the shipping industry;
•	potential physical disruption of shipping routes due to accidents, climate-related reasons (acute and chronic), political events, public health threats, international hostilities and instability;
•	other important factors described from time to time in the reports we filed with the U.S. Securities and Exchange Commission, or the SEC; and
•
other factors discussed under the “Risk Factors” heading in our 2024 Annual Report and our Prospectus Supplement filed on October 29, 2025 pursuant to Rule 424(b)(5) to our Prospectus dated July 14, 2023.

This Offer to Purchase may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in other documents and reports that are filed with or submitted to the Commission, in other information sent to our securityholders, and in other written materials. We also caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. We undertake no obligation to publicly update or revise any forward-looking statement contained in this Offer, whether as a result of new information, future events or otherwise, except as required by law. See the section “Risk Factors” in our 2024 Annual Report, and incorporated by reference herein, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this Offer and the documents incorporated by reference are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.
You should not place undue reliance on the forward-looking statements, which speak only as to the date of this Offer to Purchase or the date of documents incorporated by reference. Except as may be required by law, we undertake no obligation to make any revision to the forward-looking statements contained in this Offer to Purchase, the accompanying Letter of Transmittal or in any document incorporated by reference into this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.
In addition, please refer to the documents incorporated by reference into this Offer to Purchase (see Section 9) for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our Company and business. Any statement contained in a document incorporated herein by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION
To the Holders of our Common Stock:
We invite our shareholders to tender shares of our 7.0% Series D Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share, with a $1,000 liquidation preference per share (the “Series D Preferred Shares”). As of December 1, 2025, there were 19,408 Series D Preferred Shares issued and outstanding. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase any and all outstanding of our Series D Preferred Shares, plus Accrued Dividends, at a price of $1,400 per share, net to the seller in cash, less applicable withholding taxes and without interest.
The Offer will expire at the end of the day, 5:00 P.M. Eastern Time, on January 8th, 2026, unless extended.
Tendering shareholders whose shares are registered in their own names and who tender directly to Computershare Trust Company, N.A., the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, stock transfer taxes on the purchase of shares by us under the Offer. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.
The Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 6 of this Offer to Purchase.
Our Board of Directors has approved the Offer. However, neither the Company, nor its Board of Directors, the Depositary, or the Information Agent is making any recommendation whether you should tender or refrain from tendering your shares. You must decide whether to tender your shares and, if so, how many shares to tender. You should discuss whether to tender your shares with your broker or other financial or tax advisor. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to, do so. The proportional holdings of any director or executive officer that does not participate in the Offer will increase following the consummation of the Offer.  See Section 10.

THE OFFER
1.	Terms of the Offer

General. Upon the terms and subject to the conditions of the Offer, we will purchase any and all outstanding  of our Series D Preferred Shares, at a purchase price of $1,400 per share, plus Accrued Dividends (the “Purchase Price”) in cash for a total maximum Purchase Price of up to $1,400 as further described below under the heading “Purchase Price.”
The term “Expiration Time” means the end of the day, 5:00 P.M., Eastern Time, on January 8th, 2026, unless we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.
Except as described herein, withdrawal rights expire at the Expiration Time.
If we:
•	increase the price to be paid for shares above $1,401 per share or decrease the price to be paid for shares below $1,399 per share; or
•	decrease the number of shares being sought in the Offer; and
•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending at the end of the day, 12:00 Midnight, Eastern Time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14:

then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 A.M. to approximately 12:00 Midnight, Eastern Time.
The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6.
All shares we acquire in the Offer will be acquired at the same Purchase Price.
As described in Section 13, the number of shares that we will purchase from a shareholder under the Offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of Shares held by such shareholder.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.
2.	Purpose of the Offer; Certain Effects of the Offer; Other Plans

Purpose of the Offer. On November 25, 2025, our Board of Directors unanimously approved a tender offer for any and all outstanding of our Series D Preferred Shares, representing an aggregate purchase price of approximately $27.2 million at the offer price of $1,400 per share, which we may accept for payment in the Offer in accordance with the rules of the Securities and Exchange Commission (the “Commission” or the “SEC”). Our Board of Directors has determined that the Offer is a prudent use of our available cash from operations and other financial resources and delivers value to our shareholders. Our Board of Directors has also determined that a cash tender offer is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions. All of the Series D Preferred Shares purchased by the Company in the Offer will constitute authorized but unissued shares of the Company’s preferred stock, without designation, as provided in the Marshall Islands Business Corporation Act.

We do not have any current plans to conduct additional tender offers. However, there can be no assurances that we will not do so in the future based on our evaluation of future market conditions and what we believe is the best interests of our shareholders.
Neither the Company nor its Board of Directors, the Depositary or the Information Agent is making any recommendation to any shareholder as to whether to tender or refrain from tendering any shares. We have not authorized any person to make any such recommendation. Shareholders should carefully evaluate all information in the Offer. Shareholders are also urged to consult with their tax advisors to determine the consequences to them of participating or not participating in the Offer, and should make their own decisions about whether to tender shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation, to do so.
Certain Effects of the Offer. All of the Series D Preferred Shares purchased by the Company in the Offer will constitute authorized but unissued shares of the Company’s preferred stock, without designation, as provided in the Marshall Islands Business Corporation Act. If the Company purchases the maximum number of Series D Preferred Shares in the Offer, it will eliminate an aggregate liquidation preference of approximately $19.41 million of Series D Preferred Shares.
From time to time after the tenth business day following the Expiration Date or other termination of the Offer, to the extent permitted by applicable law, the Company may acquire the Series D Preferred Shares that remain outstanding, whether or not the Offer settles, through open market purchases or privately negotiated transactions, exercise of optional redemption rights, tender offers or otherwise, upon such terms and at such prices as may be determined, which may be more or less than the value of the consideration paid pursuant to the Offer, and could be paid in cash or other consideration.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to, do so. After termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions after the Offer at prices that may or may not be more favorable than the Purchase Price to be paid to our shareholders in the Offer. See Section 10.
Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, including the press release and current report on Form 6-K filed on October 28, 2025 we currently have no plans, proposals or negotiations underway that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;
•
any change in our present board of directors or management or any plans or proposals to change the number or the term of directors (except that we may fill any existing vacancies on the board and vacancies arising on the board in the future) nor to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, indebtedness, capitalization, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be listed on Nasdaq;
•	the termination of registration under Section 12(g) of the Exchange Act of any class of our equity securities;
•	the suspension of our obligation to file reports under the Exchange Act;
•	the acquisition or disposition by any person of our securities; or
•	any changes to our charter, bylaws, or other governing instruments or other actions that could impede the acquisition of control of our company.
Notwithstanding the foregoing, as part of our long-term corporate goal of increasing shareholder value, we have regularly considered alternatives to enhance shareholder value, including open market repurchases of our shares, modifications of our dividend policy, strategic acquisitions and business combinations, and we intend to continue to consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives.
3.	Procedures for Tendering Shares

Valid Tender. For a shareholder to make a valid tender of shares under the Offer the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:
•	a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, and any other required documents; and
•	certificates representing the tendered shares
If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf.
We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s applicable deadline.
The valid tender of shares by you by one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.
We urge shareholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.
Method of Delivery. The method of delivery of shares, the Letter of Transmittal and all other required documents is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary. If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.
Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:
•
the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”
Except as we describe above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal.
Return of Unpurchased Shares. The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable. The Depositary will credit the shares to the appropriate account maintained by the tendering shareholder without expense to the shareholder.
Tendering Shareholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (a) the shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (b) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all shareholders or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder whether or not we waive similar defects or irregularities in the case of other shareholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participant’s disputing such determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions; provided, however, tendering shareholders may challenge our determinations in a court of competent jurisdiction and tendering shareholders shall not be deemed to have waived any right if such waiver would be impermissible under Section 29(a) of the Exchange Act.
Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary at (800) 522-6645. The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered under the Offer according to the procedures we describe below at any time prior to the Expiration Time, unless we extend the Offer, for all shares.
For a withdrawal to be effective, a written notice of withdrawal must:
•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and
•
specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
Withdrawals of tenders of shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.
We will decide, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all persons participating in the Offer, subject to such other participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any shareholder, whether or not we waive similar defects or irregularities in the case of any other shareholder. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares under the Offer as a result of a failure of a condition disclosed in Section 6, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.
5.	Purchase of Shares and Payment of Purchase Price

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the per-share Purchase Price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made as promptly as practicable, but only after timely receipt by the Depositary of:
•	certificates for shares
•	a properly completed and duly executed Letter of Transmittal, and

•	any other required documents.
We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.
Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 6.
We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be the responsibility of the holder and satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, may need to be submitted. See Instruction 6 of the Letter of Transmittal.
6.	Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Offer or with acceptance for payment:
•
any general suspension of trading in, or the imposition of any general trading curb or general minimum or maximum price limits on prices for, trading in securities on any U.S. national securities exchange or in the over-the-counter market;

•
the commencement of any war, armed hostilities or other international calamity, including any act of terrorism, on or after the date of this Offer to Purchase, in or involving the United States, or the material escalation of any such armed hostilities which had commenced before the date of this Offer to Purchase, in each case which is reasonably likely to have a material adverse effect on the Company or on the Company’s ability to complete the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, in our reasonable judgment, a material acceleration or worsening thereof;
•
any change (or condition, event or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries or affiliates, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares;

•
legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect us or any of our affiliates;

•
there has been threatened in writing, instituted, or pending any action, proceeding, application or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

o
challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer, the acquisition by us of the shares in the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

o	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares;
o
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, results of operations or prospects of us or any of our subsidiaries or affiliates, taken as a whole, or the value of the shares;

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment;

o	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder;
o	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or
o
otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses or results of operations of us or any of our subsidiaries or affiliates, taken as a whole.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. As of the date of the Offer to Purchase, we are not aware that any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer has not been obtained on terms satisfactory to us in our reasonable discretion, as well as that any of the conditions in this Section 6 exist or are reasonably likely to exist on or before the Expiration Time of the Offering. To the extent that we become aware that any of the conditions set forth above exist or are incapable of being satisfied, the Company will advise the shareholders of such condition in the form of an amendment to the tender offer and advise whether the Company elects to waive such condition and if necessary, extend the Expiration Time of the Offer.
Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participant's disputing such determination in a court of competent jurisdiction.

7.	Price Range of the Shares

The Series D Preferred Shares are not listed on any securities exchange or in any automated quotation system. Therefore, no trading market for the Series D Preferred Shares has been established and no price history is available.
8.	Source and Amount of Funds

Assuming that 19,408 shares are purchased in the Offer at the purchase price of $1,400 per share, including all Accrued Dividends, the aggregate purchase price will be approximately $27.2 million. We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our cash and cash equivalents. We do not have any plans for any alternative financing arrangements or alternative financing plans if the primary financing plan to use our cash and cash equivalents falls through.
9.	Information About OceanPal Inc.

Operations
We are a global provider of shipping transportation services. We specialize in the ownership of vessels. Each of our vessels is owned through a separate wholly owned subsidiary.
As of the date of this Offer, our operating fleet consists of two Panamax dry bulk carriers with a carrying capacity of 149,916 dwt and a weighted average age of 20.8 years and one MR2 product tanker vessel with a carrying capacity of 49,999 dwt and an age of 16.7 years. Our vessels transport bulk commodities, including iron ore, coal, and grain, as well as refined petroleum products.
Digital Asset Treasury Strategy
NEAR Digital Asset Treasury Strategy
Integrating blockchain technology enables us to build a more secure, scalable, and efficient platform. Strategic digital asset reserves such as NEAR provide the foundation for a future where artificial intelligence, global payments, credentialing, and supply chain transparency can be powered by decentralized infrastructure, enhancing our company’s growth. The Company believes that NEAR represents a highly scalable, developer-friendly, and energy-efficient blockchain platform that aligns with its long-term vision of integrating innovative technologies into its services. By investing in and participating in the NEAR ecosystem, the Company aims to both enhance its treasury strategy and create strategic optionality for product innovation in its core business.
NEAR is a decentralized, open-source, proof-of-stake blockchain platform designed for usability and high throughput. The NEAR protocol operates through a sharded architecture called “Nightshade,” enabling parallel transaction processing across shards for scalability. The network’s ecosystem includes validators, who produce blocks, process transactions, and secure the network via staking; token holders, who can stake or delegate NEAR tokens to validators to earn rewards; developers, who build decentralized applications (dApps) and infrastructure using NEAR’s account-based model and human-readable account names; and end users, who interact with dApps for DeFi, NFTs, gaming, and other purposes. The NEAR Foundation supports ecosystem growth through grants, funding, developer tools, and resources to foster research, adoption, and innovation. A key differentiator is NEAR’s emphasis on “Sovereign AI,” which empowers developers and nations to build and control their own AI models on-chain without reliance on centralized providers. This is facilitated by tools like the Chain Abstraction Layer (via NEAR’s BOS - Blockchain Operating System) and AI-specific primitives, enabling verifiable, decentralized AI inference, data sovereignty, and monetization of models through the protocol. These participants collectively facilitate the network’s functionality, scalability, and sustainability.

The NEAR Protocol employs a proof-of-stake (PoS) consensus mechanism called “Doomslug” for block production, combined with sharding for high throughput (up to thousands of TPS), low and predictable transaction fees (often under $0.01), and near-instant finality (typically 1-2 seconds). NEAR tokens are the native cryptocurrency, used for paying transaction fees, smart contract execution and storage deposits (which are refundable upon removal), staking to secure the network and earn rewards, and governance participation via on-chain voting. NEAR tokens power utilities across decentralized finance (DeFi) protocols, NFT marketplaces, and payment systems built on the chain.
The NEAR token lifecycle balances issuance, utility demand, and deflationary mechanics. New NEAR tokens are issued annually at a target rate of about 5% (declining over time) to reward validators and staking participants, funding network security. Transaction fees are split: a portion (up to 70% at launch, adjustable via governance) is burned to reduce supply, while the remainder may go to validators or contracts, creating deflationary pressure that can exceed inflation during high usage. Initial token distribution allocated portions to the Foundation for ecosystem development and community grants, early contributors, and investors, with many subject to vesting schedules. The Company’s future NEAR holdings may include locked or unlocked NEAR tokens. Net supply evolves through rewards, burns, and unlocks.
Our NEAR-centric digital asset treasury strategy supports broader efforts to improve capital efficiency, diversify treasury practices, and engage with emerging technologies. The Company may selectively stake NEAR holdings to earn protocol rewards and bolster network security. Staking policy targets delegating a substantial portion of holdings soon after acquisition, using multiple independent validators or staking providers to mitigate risks like slashing (penalties for validator downtime or misbehavior, capped at low rates on NEAR). Validator operations remain exploratory and non-core; the Company does not run nodes directly, avoiding infrastructure costs. Providers handle nodes, with rewards shared via negotiated commissions (often 5-10%, tiered by stake size). This incurs no material capital expenditures or operating expenditures for the Company, focusing instead on yield generation and ecosystem alignment.
This strategy complements our capital allocation by adopting a technology-forward treasury approach. Long-term engagement with the NEAR ecosystem could yield advantages in Company development, such as building verifiable, self-sovereign AI models for decentralized inference, data privacy preservation, and censorship-resistant applications, while enabling scalable deployment of national or organizational AI infrastructure without reliance on centralized providers.
Our executive offices are located at Pendelis 26, 175 64 Palaio Faliro, Athens, Greece. Our telephone number at this address is +30-210-9485-360.
Directors, Executive Officers and Senior Management
Set forth below are the names, ages and positions of our directors and executive officers. Our Board of Directors consists of seven members and is elected annually on a staggered basis, and each director elected holds office for a three-year term and until his or her successor is elected and has qualified, except in the event of such director’s death, resignation, removal or the earlier termination of his or her term of office. Officers are appointed from time to time by our board of directors and hold office until a successor is appointed or their employment is terminated. Our current board and executive officer composition is as follows:
Name	Age	Position
Robert Perri	53	Co-Chief Executive Officer
Salvatore Ternullo	33	Co-Chief Executive Officer, Class I Director, Chairperson
David Schwed	37	Chief Operating Officer
Vasiliki Plousaki	39	Chief Financial Officer
Ioannis Zafirakis	54	Class III Director
Eleftherios Papatrifon	55	Class II Director
Styliani Alexandra Sougioultzoglou	51	Class I Director

Name	Age	Position
Grigorios-Filippos Psaltis	51	Class II Director
Nikolaos Veraros	56	Class III Director
Alexios Chrysochoidis	52	Class I Director
Margarita Veniou	47	Chief Corporate Development and Governance Officer and Secretary

The business address of each officer and director is the address of our principal executive offices, which are located at Pendelis 26, 175 64 Palaio Faliro, Athens, Greece.
Where You Can Find More Information
We are subject to certain of the informational filing requirements of the Exchange Act. Since we are a “foreign private issuer,” we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchase and sale of our shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we are required to file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent accounting firm. We also have filed, pursuant to Rule 13e-4(c)(2), an Issuer Tender Offer Statement on Schedule TO as may be amended from time to time (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. The SEC also maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically with the SEC, including the Schedule TO. You may also request a copy of the Schedule TO and related exhibits, at no cost, by writing or calling the Information Agent for the Offer at the telephone numbers set forth on the back cover of this Offer to Purchase.
We have not authorized anyone to provide you with information that differs from that contained in this Offer to Purchase. You should not assume that the information contained in this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase, and neither the mailing of this Offer to Purchase to our shareholders nor the decision to tender, or not to tender, common shares, shall create any implication to the contrary.
This Offer to Purchase does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.
Incorporation by Reference
The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents (or portions thereof) listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.
(a)	Our Annual Report on Form 20-F for the year December 31, 2024, filed with the SEC on April 14, 2025;
(b)	Our report on Form 6-K filed on September 4, 2025, reporting our unaudited interim consolidated financial statements as of and for the six months ended June 30, 2025 and 2024;
(c)	Our reports on Form 6-K dated October 28, 2025, October 28, 2025, October 29, 2025 (and its amendment), November 4, 2025, November 17, 2026, and November 26, 2025.

Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or calling us at:
OceanPal Inc.
Margarita Veniou
Chief Corporate Development and Governance Officer and Secretary
Pendelis 26, 175 64 Palaio Faliro,
Athens, Greece
Tel: +30-210-9485-360
Email: info@oceanpal.com

Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can find additional information by visiting our website at: http:// www.oceanpal.com. Information contained on our website is not part of, and is not incorporated into, this Offer.
10.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of December 1, 2025, there are 19,408 Series D Preferred Shares issued and outstanding.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders and one or more of such persons may, but are under no obligation to, do so. To the extent that one or more of the persons listed in the table below tender some or all of its shares in the Offer, their ownership of the Series D Preferred Shares reported below may change following the completion of the Offer.
The following table sets forth information regarding ownership of our Series D Preferred Shares, par value $0.01 with a $1,000 liquidation preference of (i) our officers and directors, individually and as a group and (ii) for beneficial owners of five percent or more of our Series D Preferred Shares which we are aware as of December 1, 2025.
Identity of Person or Group	Number of Shares Owned
Abra Marinvest Inc.[1]	2,373
Eleftherios Papatrifon[2]	492
Alpha Renewables Inc.[3]	116
Styliani Alexandra Sougioultzoglou[4]	46

1. Mr. Ioannis Zafirakis is the owner of all of the issued and outstanding shares of Abra Marinvest Inc. (“Abra”) and may be deemed to have beneficial ownership of the Shares beneficially owned by Abra. The principal business address for Mr. Zafirakis is Pendelis 16, 17564 Palaio Faliro, Athens, Greece. The principal business address for Abra is Poseidonos Ave.13, Alimos, 17455, Athens, Greece.

2. The principal business address for Mr. Papatrifon is Pendelis 16, 17564 Palaio Faliro, Athens, Greece.

3. Mr. Nikolaos Veraros is the owner of all of the issued and outstanding shares of Alpha Renewables Inc. (“Alpha”) and may be deemed to have beneficial ownership of the Shares beneficially owned by Alpha. The principal business address for Mr. Veraros is Pendelis 26, 17564 Palaio Faliro, Athens, Greece. The principal business address for Alpha is Pendelis 26, 17564 Palaio Faliro, Athens, Greece.

4. The principal business address for Ms. Sougioultzoglou is Pendelis 26, 17564 Palaio Faliro, Athens, Greece.

On October 24, 2025, the above mentioned directors entered into a Shareholder Covenant with the Company pursuant to which as a condition to the Company’s recent PIPE offering, the directors agreed that they shall not exercise their right to convert all or any portion of the Series D Preferred Shares owned by them or transfer all or any portion of the Series D Preferred Shares owned by them other than by the Company’s prior written consent.
11.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act

Not applicable.
12.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any domestic, foreign or supranational government or governmental, administrative or regulatory authority or agency that would be required for the acquisition or ownership of shares by us as contemplated by the Offer that is material to the success of the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action if practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance of or payment for shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 6.
13.	Certain Material U.S. Federal Income Tax Consequences of the Offer.

The following summary describes certain material U.S. federal income tax consequences relevant to the Offer for U.S. Holders and non-U.S. Holders (each as defined below). This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.
This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as financial institutions or “financial services entities”; broker-dealers; taxpayers who have elected mark-to-market accounting; tax-exempt entities; governments or agencies or instrumentalities thereof; insurance companies; regulated investment companies; real estate investment trusts; certain expatriates or former long-term residents of the United States; persons that actually or constructively own 10% or more of our voting shares; persons that hold our warrants; persons that hold our common stock as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; persons required to recognize income no later than when such income is included on an “applicable financial statement”; or persons whose functional currency is not the U.S. dollar). This discussion does not address the application of the alternative minimum tax or the state, local or non-U.S. tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision of the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable regulations to be treated as a U.S. person.
If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Beneficial owners that are partnerships, and partners in such partnership, should consult their own tax advisors as to the particular consequences to them of participation in the Offer.
Holders of shares that are not U.S. Holders are referred to as “non-U.S. Holders”.
Material Considerations of U.S. Holders
Exchange of Shares Pursuant to the Offer. An exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us.
Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account shares that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash that results in any reduction of the proportionate equity interest in us of a U.S. Holder with a relative equity interest in us that is minimal and that does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.
If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Assuming we do not constitute a passive foreign investment company, or PFIC, for any taxable year, any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Long-term capital gains of non-corporate U.S. Holders are taxed at preferential rates. Capital losses are subject to limitations on their use.
If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a distribution. Subject to the PFIC rules discussed below, any distributions made by us with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will generally not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.

Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a “U.S. Non-Corporate Holder”) will generally be treated as “qualified dividend income” that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as Nasdaq Capital Market on which the common shares are currently listed); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) certain other conditions are met.
Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.
Special rules may apply to any “extraordinary dividend”, which is, generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder’s adjusted basis in a common share-paid by us. If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income,” then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.
Passive Foreign Investment Company Rules
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock, or is treated as holding stock by application of certain attribution rules (for instance, treating options as stock), in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either:
•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or
•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.
For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute “passive income” unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.
Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting its position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election is referred to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to the common shares, as discussed below. In addition, if we were to be treated as a PFIC a U.S. Holder would be required to file an IRS Form 8621 for the year with respect to such holder’s common stock.
Taxation of U.S. Holders Making a Timely QEF Election
If a U.S. Holder makes a timely QEF election, which U.S. Holder is referred to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes its pro rata share of our ordinary earnings and its net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to enable such holder to make a QEF election for such taxable year.
Taxation of U.S. Holders Making a “Mark-to-Market” Election
Alternatively, if we were to be treated as a PFIC for any taxable year and, as anticipated, our common stock is treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election
Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the common stock;
•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock. If a Non-Electing Holder who is an individual dies while owning our common stock, such Non-Electing Holder’s successor generally would not receive a step-up in tax basis with respect to such stock.
Material Considerations of Non-U.S. Holders.
Tendering Non-U.S. Holders of shares generally should not be subject to U.S. federal income or withholding tax, unless the proceeds from the Offer are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).
Backup Withholding and Information Reporting
In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common stock within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common stock to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.
In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally should apply to distributions paid on our common stock to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common stock by a non-corporate U.S. Holder, who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	fails in certain circumstances to comply with applicable certification requirements.
A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.
Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, the common shares, unless the shares held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS.
14.	Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time prior to the Expiration Time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, if any of the conditions set forth in Section 6 has occurred or is deemed by us to have occurred, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through the Company’s investor relations firm. In addition, we would file such press release as an exhibit to the Schedule TO.
If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1)(a) we increase or decrease the price to be paid for shares, (b) decrease the number of shares being sought in the Offer, or (c) increase the number of shares being sought in the Offer, and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14, the Offer will be extended until the expiration of such period of ten business days.
15.	Fees and Expenses

We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 6 in the Letter of Transmittal.
16.	Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.
The Offer does not constitute an offer to buy or the solicitation of an offer to sell shares in any circumstance or jurisdiction in which such offer or solicitation is unlawful. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable.
You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to the Purchase or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Depositary or the Information Agent.
The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:
The Depositary for the Offer is:
Computershare Trust Company, N.A.
By First Class Mail:	By Overnight Courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
Attn: Corporate Actions	Attn: Corporate Actions
P.O. Box 43011	150 Royall St., Suite V
Providence, Rhode Island 02940-3011	Canton, Massachusetts 02021

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.
Questions and requests for assistance or for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Banks, Brokers and Shareholders Call Toll-Free: (800) 248-7690
Parties outside the U.S. can reach the Information Agent at +1-781-575-2137